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                                                                    Exhibit 99.1




VIROGROUP INC. ANNOUNCES EXECUTION OF MERGER AGREEMENT

JUNE 23, 1998

NASHVILLE, Tenn.-(BUSINESS WIRE-June 23, 1998-ViroGroup Inc. (OTC: VIRO) today announced that it has entered into a definitive agreement with Laidlaw Environmental Services Inc. relating to the acquisition by Laidlaw of the approximately 50% of the outstanding shares of ViroGroup not currently owned by Laidlaw or its affiliates for $0.75 in cash per share. The transaction is subject to approval of the shareholders of ViroGroup.

ViroGroup provides a full range of environmental, hydrogeological, hazardous-waste and solid-waste management services nationwide to correct and improve air, water and soil quality. Most of the company's revenues are derived from the assessment and remediation of groundwater and soil contaminants and the design, permitting, construction management and compliance monitoring of waste-management facilities.

For further information, please contact Jeffrey B. Meskin at Morgan Keegan & Company at 1-800-366-7426 or 901/579-4834.